Exhibit 99.1

New York Mortgage Trust Reports

Fourth Quarter and Full Year 2013 Results

NEW YORK, NY – March 4, 2014 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT,” the “Company,” “we,” “our” or “us”) today reported results for the three and twelve months ended December 31, 2013.

Summary of Fourth Quarter 2013:

●	Net income attributable to common stockholders of $21.8 million, or $0.34 per share, for the quarter as compared to $9.4 million, or $0.19 per share, for the quarter ended December 31, 2012.

●	Net interest income rose to $18.2 million for the quarter, an increase of $6.9 million over the quarter ended December 31, 2012 and $2.7 million over the quarter ended September 30, 2013.

●	Portfolio net interest margin increased to 410 basis points from 359 basis points the previous quarter.

●	Book value per common share of $6.33 at December 31, 2013 as compared to $6.32 per common share at September 30, 2013.

●	Invested $30.4 million in first loss PO security issued by a Freddie Mac-sponsored multi-family K-Series securitization.

●	Declared fourth quarter dividend of $0.27 per common share that was paid on January 27, 2014.

Highlights for Full Year 2013:

●

Net income attributable to common stockholders of $65.4 million, or $1.11 per share, for the year ended December 31, 2013 as compared to $28.3 million, or $1.08 per share, for the year ended December 31, 2012.

●	Net interest income rose to $60.5 million for the year ended December 31, 2013.

●	Received net proceeds of approximately $100.2 million through common stock offering and at-the-market program and $72.4 million through preferred stock offering.

●

Invested an aggregate of approximately $94.9 million in multi-family CMBS, first mortgage loan, mezzanine loan and preferred equity investments, and $218.2 million in distressed residential mortgage loans.

●

Financed a portion of 2013 investments in credit sensitive assets through three securitizations of distressed residential mortgage loans for an aggregate of $136.6 million and one multi-family CMBS-backed three year privately placed term repo for approximately $55.1 million.

●	Declared aggregate 2013 dividends of $1.08 per common share.

Subsequent Developments:

●

Completed public offering of 11,500,000 shares of common stock (including 1,500,000 shares issuable pursuant to an additional-allotment option to the underwriters) in January 2014, resulting in net proceeds to the Company of approximately $75.8 million, after deducting estimated offering expenses.

●

Sold a pool of distressed residential mortgage loans with a carrying value of approximately $29.4 million for aggregate proceeds of approximately $36.9 million in January 2014, resulting in a net realized gain, before income taxes to the Company of approximately $7.5 million.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets and targets multi-family CMBS, direct financing to owners of multi-family properties through mezzanine loans and preferred equity investments, residential mortgage loans, including loans sourced from distressed markets, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” on page 7.

Management Overview

Steven Mumma, NYMT’s Chief Executive Officer and President, commented: “Despite the difficult and volatile investment environment for fixed-income investors in 2013, the Company’s portfolio and investment strategy produced strong results in the fourth quarter and full year 2013, with net income per share higher by 79% and 3%, respectively, over the corresponding prior periods. The Company benefitted significantly in 2013 from its decision to allocate greater capital to credit sensitive assets that rely on asset selection rather than leverage to generate the Company’s targeted returns, with our multi-family strategy leading the way. This approach to capital allocation and asset selection has yielded impressive results, with fourth quarter net interest margin up by 51 and 77 basis points, respectively, over the prior quarter and the fourth quarter of 2012, and has helped us to maintain a stable book value per share throughout 2013, something that was difficult for many mortgage REITs last year. As of the end of 2013, 69% of our capital was allocated to investments in CMBS, multi-family investments and distressed residential mortgage loans, up from 44% last year.”

“The Company grew its capital by $159 million in 2013 through accretive equity offerings and has maintained that growth momentum in early 2014, as evidenced by the $75.8 million of common equity we raised in January 2014. Similar to our 2013 offerings, the capital raised in our January 2014 offering was accretive to book value. We intend to continue our focus in 2014 on growing the credit-sensitive portion of our portfolio, while maintaining an opportunistic approach to our Agency IO and Agency RMBS portfolios, and will continue to pursue attractive structured financing opportunities capable of enhancing the yields on these credit-sensitive assets while minimizing the Company’s liquidity risk. We believe the portfolio is well-positioned as we move forward in 2014 to take advantage of new interest earning and capital gain opportunities.”

Capital Allocation

The following table sets forth our allocated capital by investment type at December 31, 2013 (dollar amounts in thousands):

	Agency RMBS	Agency IOs	Multi- Family(1)	Distressed Residential Loans	Residential Securitized Loans	Other(2)	Total

Carrying value	$745,265	$131,609	$360,430	$265,390	$163,237	$39,825	$1,705,756
Liabilities:
Callable	(687,927)	(94,698)	—	—	—	(8,500)	(791,125)
Non-callable	—	—	(135,093)	(169,871)	(158,410)	(45,000)	(508,374)
Hedges (Net)	3,474	11,256	—	—	—	—	14,730
Cash	—	30,441	—	—	—	31,798	62,239
Other	1,916	1,861	1,218	7,975	1,745	(17,275)	(2,560)
Net capital allocated	$62,728	$80,469	$226,555	$103,494	$6,572	$848	$480,666

(1)

The Company determined it is the primary beneficiary of the Consolidated K-Series and has consolidated the Consolidated K-Series into the Company’s financial statements.   A reconciliation to our financial statements is included below in “Additional Information.”

(2)

Other includes CLOs having a carrying value of $33.2 million, non-Agency RMBS and loans held for investment. Other callable liabilities include an $8.5 million repurchase agreement on our CLO securities and other non-callable liabilities consist of $45.0 million in subordinated debentures.

Results of Operations

For the quarter and year ended December 31, 2013, we reported net income attributable to common stockholders of $21.8 million and $65.4 million, respectively, as compared to net income attributable to common stockholders of $9.4 million and $28.3 million for the same respective periods in 2012. The main components of the change in net income for the quarter and year ended December 31, 2013, as compared to the same periods for the prior year are set forth in the following table (dollar amounts in thousands, except per share data):

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2013	2012	$ Change	2013	2012	$ Change
Net interest income	$18,174	$11,285	$6,889	$60,549	$31,422	$29,127
Total other income	$11,575	$922	$10,653	$29,062	$9,105	$19,957
Total general, administrative and other expenses	$6,255	$2,932	$3,323	$19,917	$11,427	$8,490
Income from continuing operations before income taxes	$23,494	$9,275	$14,219	$69,694	$29,100	$40,594
Income tax expense (benefit)	$208	$(133)	$341	$739	$932	$(193)
Net income	$23,286	$9,390	$13,896	$68,955	$28,182	$40,773
Preferred stock dividends	$(1,453)	$—	$(1,453)	$(3,568)	$—	$(3,568)
Net income attributable to common stockholders	$21,833	$9,390	$12,443	$65,387	$28,279	$37,108
Basic income per common share	$0.34	$0.19	$0.15	$1.11	$1.08	$0.03
Diluted income per common share	$0.34	$0.19	$0.15	$1.11	$1.08	$0.03

In general, the significant increases in a number of the line items are largely a function of the growth in the Company’s stockholders’ equity from $322.0 million as of December 31, 2012 to $480.7 million as of December 31, 2013 and the corresponding growth in the size of the Company’s portfolio of interest earning assets.

Net Interest Income / Interest Earning Assets

The significant increase in net interest income is directly attributable to the growth in our interest earning assets as compared to the previous year. During the year ended December 31, 2013, the Company increasingly allocated capital to credit sensitive, higher yielding investments and allocated less capital to its Agency RMBS portfolio, which is lower-yielding. This selective allocation of capital favorably impacted net interest margin for the third and fourth quarters of 2013. The fourth quarter was also favorably impacted by a significant slowdown in prepayment rates in our Agency RMBS and Agency IO portfolios (See table below). The combination of investment allocation to credit sensitive assets and decreased prepayment rates resulted in a 77 basis point increase in net interest spread when comparing the fourth quarter of 2013 to the fourth quarter of 2012 and an increase of 51 basis points as compared to the quarter ended September 30, 2013.

The following table sets forth the net interest spread for our portfolio of interest earning assets by quarter for the five most recently completed quarters, excluding the costs of our subordinated debentures:

Quarter Ended	Average Interest Earning Assets ($ millions)(2)	Weighted Average Yield on Interest Earning Assets(3)	Cost of Funds(4)	Net Interest Spread(5)
December 31, 2013(1)	$1,644.7	5.99%	1.89%	4.10%
September 30, 2013(1)	$1,586.6	5.21%	1.62%	3.59%
June 30, 2013(1)	$1,524.1	4.89%	1.41%	3.48%
March 31, 2013(1)	$1,446.1	4.86%	1.38%	3.48%
December 31, 2012	$1,350.2	4.46%	1.13%	3.33%

(1)

Average Interest Earning Assets for the quarter excludes all Consolidated K-Series assets other than those securities issued by the securitizations comprising the Consolidated K-Series that are actually owned by us.

(2)	Our Average Interest Earning Assets is calculated each quarter as the daily average balance of our Interest Earning Assets for the quarter, excluding unrealized gains and losses.
(3)

Our Weighted Average Yield on Interest Earning Assets was calculated by dividing our annualized interest income from Interest Earning Assets for the quarter by our average Interest Earning Assets for the quarter.

(4)

Our Cost of Funds was calculated by dividing our annualized interest expense from our Interest Earning Assets for the quarter by our average financing arrangements, portfolio investments, Residential CDOs and Securitized Debt for the quarter.

(5)	Net Interest Spread is the difference between our Weighted Average Yield on Interest Earning Assets and our Cost of Funds.

Portfolio Asset Yields

The following table summarizes the Company’s significant assets at and for the quarter ended December 31, 2013, classified by relevant categories (dollar amount in thousands):

	Carrying Value	Coupon(1)	Yield(1)	CPR(1)
Agency Fixed Rate RMBS	$535,943	2.94%	2.06%	5.3%
CMBS(2)	$332,580	0.12%	11.73%	N/A
Distressed Residential Mortgage Loans	$264,434	5.34%	6.64%	N/A
Agency ARMs	$209,322	2.92%	2.27%	6.7%
Residential Securitized Mortgage Loans	$163,237	2.67%	2.55%	12.6%
Agency IOs	$131,609	5.69%	14.73%	13.5%
CLOs	$33,208	4.23%	41.36%	N/A

(1)

Coupons, yields and constant prepayment rates (“CPRs”) are based on fourth quarter 2013 daily average balances.  Yields are calculated on amortized cost basis and do not reflect the effects of leverage.

(2)

CMBS carrying value, coupons and yield calculations are based on the underlying CMBS that are actually owned by the Company and do not include the other consolidated assets and liabilities of the Consolidated K-Series not owned by the Company.

Prepayment History

Prepayment rates decreased significantly in the fourth quarter favorably impacting the net interest spread of the portfolio. The following table sets forth the actual CPRs for selected asset classes, by quarter, for the periods indicated below:

Quarter Ended	Agency ARMs	Agency Fixed Rate	Agency IOs	Non-Agency RMBS	Residential Securitizations	Weighted Average for Overall Portfolio
December 31, 2013	6.7%	5.3%	13.5%	16.8%	12.6%	10.0%
September 30, 2013	16.8%	8.5%	20.4%	23.6%	12.0%	15.3%
June 30, 2013	22.2%	6.4%	21.9%	18.3%	6.5%	15.4%
March 31, 2013	20.8%	3.8%	21.6%	15.9%	10.2%	12.9%
December 31, 2012	14.5%	1.9%	21.8%	16.2%	11.6%	12.5%

Other Income

Total other income increased by $10.7 million and $20.0 million for the quarter and year ended December 31, 2013 as compared to the same periods in 2012, respectively. The changes in total other income for the quarter and year ended December 31, 2013 as compared to the same periods in 2012 were primarily driven by:

●

an increase in net unrealized gains on multi-family loans and debt held in securitization trusts of $7.5 million and $24.8 million for the quarter and year ended December 31, 2013, respectively, from the corresponding periods in 2012, primarily due to improved pricing on our multi-family CMBS investments as well as an increase in multi-family CMBS investments as compared to the corresponding periods in 2012;

●

a decrease in unrealized loss on investment securities and related hedges of $3.8 million and $9.4 million and a decrease in realized gain on investment securities and related hedges of $3.0 and $17.0 million for the quarter and year ended December 31, 2013, respectively, as compared to the corresponding periods in 2012, which is primarily related to our Agency IO strategy. The increased interest rate volatility combined with illiquidity in the inverse IO market resulted in larger than expected losses in this strategy during the second quarter of 2013, with a partial reversal realized during the third and fourth quarters of this year; and

●

an increase in realized gains on distressed residential mortgage loans of $0.5 million and $1.5 million for the quarter and year ended December 31, 2013, respectively, as compared to the corresponding periods in 2012.

Comparative General, Administrative and Other Expenses (dollar amounts in thousands)

	For the Quarter Ended December 31,			For the Year Ended December 31,
	2013	2012	$ Change	2013	2012	$ Change
Salaries, benefits and directors’ compensation	$891	$375	$516	$2,786	$2,078	$708
Professional fees	779	505	274	2,721	1,794	927
Management fees	2,678	1,024	1,654	8,133	5,010	3,123
Expenses related to distressed residential mortgage loans	1,335	—	1,335	3,868	—	3,868
Other	572	1,028	(456)	2,409	2,545	(136)
Total	$6,255	$2,932	$3,323	$19,917	$11,427	$8,490

The increase in general, administrative and other expenses was largely attributable to the increase in management fees and expenses related to our distressed residential mortgage loan investments. The increase in management fees was driven in large part by the increase in assets managed by our external managers. The increase in expenses related to distressed residential mortgage loans is due to the significant increase in our investment in this asset class as compared to the corresponding periods in 2012.

Analysis of Changes in Book Value

The following table analyzes the changes in book value of our common stock for the three months and year ended December 31, 2013 (amounts in thousands, except per share):

	Quarter Ended December 31, 2013			Year Ended December 31, 2013
	Amount	Shares	Per Share(1)	Amount	Shares	Per Share(1)
Beginning Balance	$402,683	63,755	$6.32	$322,006	49,575	$6.50
Common stock issuance, net	2,516	347		101,105	14,527
Preferred stock issuance, net	—			72,397
Preferred stock liquidation preference	—			(75,000)
Balance after share issuance activity	405,199	64,102	6.32	420,508	64,102	6.56
Dividends declared	(17,295)		(0.27)	(65,213)		(1.02)
Net change AOCI: (2)
Hedges	449		0.01	3,785		0.06
RMBS	(8,114)		(0.13)	(31,772)		(0.49)
CMBS	4,304		0.07	15,532		0.24
CLOs	(710)		(0.01)	(2,561)		(0.04)
Net income	21,833		0.34	65,387		1.02
Ending Balance	$405,666	64,102	$6.33	$405,666	64,102	$6.33

(1)	Outstanding shares used to calculate book value per share for the quarter and year ended period is based on outstanding shares as of December 31, 2013 of 64,102,029.
(2)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Wednesday, March 5, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three months and year ended December 31, 2013. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, March 12, 2014 and can be accessed by dialing (855) 859-2056 and entering passcode 5169074. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Full year 2013 financial and operating data can be viewed on the Company’s Annual Report on Form 10-K, which is expected to be filed with the Securities and Exchange Commission on or about March 7, 2014. A copy of the Form 10-K will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “Agency IOs” refers to an IO that represents the right to the interest component of cash flow from a pool of residential mortgage loans issued or guaranteed by a GSE, or an agency of the U.S. government; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “distressed residential mortgage loans” refers to pools of performing, re-performing and to a lesser extent non-performing, fixed-rate and adjustable-rate, fully amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; “CLO” refers to collateralized loan obligation; and “Consolidated K-Series” refers to, in the case of the quarter and year ended December 31, 2013, six separate Freddie Mac- sponsored multi-family loan K-Series securitizations, or in the case of the quarter and year ended December 31, 2012, four separate Freddie Mac-sponsored multi-family loan K-Series securitizations, of which we, or one of our special purpose entities, or SPEs, own the first loss PO securities and certain IO securities.

Additional Information

We determined that the Consolidated K-Series were variable interest entities and that we are the primary beneficiary of the Consolidated K-Series. As a result, we are required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, income and expenses in our consolidated financial statements. We have elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series be reflected in our consolidated statements of operations.

A reconciliation of our net capital investment in multi-family investments to our financial statements as of December 31, 2013 is set forth below:

Multi-Family loans held in securitization trusts, at fair value	$8,111,022
Multi-Family CDOs, at fair value	(7,871,020)
Net carrying value	240,002
Investment securities available for sale, at fair value held in securitization trusts	92,578
Total CMBS, at fair value	332,580
First mortgage loan, mezzanine loan and preferred equity investments	27,850
Securitized debt	(135,093)
Other	1,218
Net Capital in Multi-Family	$226,555

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in governmental laws, regulations or policies affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:	AT THE COMPANY
Kristine R. Nario
Investor Relations
Phone: (646) 216-2363
Email: knario@nymtrust.com

FINANCIAL TABLES FOLLOW

New York Mortgage Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Investment securities and other	$13,723	$10,294	$46,646	$26,933
Multi-family loans held in securitization trusts	67,650	37,331	228,631	104,410
Distressed residential mortgage loans	4,331	432	11,741	432
Residential mortgage loans held in securitization trust	1,054	1,372	4,709	5,573
Total interest income	86,758	49,429	291,727	137,348

INTEREST EXPENSE:
Investment securities and other	1,610	1,762	6,655	3,645
Multi-family collateralized debt obligations	62,122	34,543	210,229	97,032
Residential collateralized debt obligations	266	325	1,123	1,337
Securitized debt	4,116	1,029	11,293	1,945
Subordinated debentures	470	485	1,878	1,967
Total interest expense	68,584	38,144	231,178	105,926

NET INTEREST INCOME:	18,174	11,285	60,549	31,422

OTHER INCOME (EXPENSE):
Provision for loan losses	(357)	(230)	(1,262)	(766)
Impairment loss on investment securities	-	-	(225)	-
Realized (loss) gain on investment securities and related hedges, net	(2,386)	630	(10,719)	6,268
Realized gain on distressed residential mortgage loans	543	85	1,600	85
Unrealized gain (loss) on investment securities and related hedges, net	2,449	(1,371)	5,464	(3,947)
Unrealized gain on multi-family loans and debt held in securitization trusts, net	9,125	1,673	31,495	6,662
Other Income (including $150, $0, $360 and $0, from related parties, respectively)	2,201	135	2,709	803
Total other income	11,575	922	29,062	9,105

Management fees (including $1,293, $331, $3,360 and $892, to related parties, respectively)	2,678	1,024	8,133	5,010
Expenses related to distressed residential mortgage loans	1,335	-	3,868	-
Other general and administrative expense (including $194, $184, $698 and $652, to related parties, respectively)	2,242	1,908	7,916	6,417
Total general, administrative and other expenses	6,255	2,932	19,917	11,427

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	23,494	9,275	69,694	29,100
Income tax expense (benefit)	208	(133)	739	932
INCOME FROM CONTINUING OPERATIONS	23,286	9,408	68,955	28,168
Income (loss) from discontinued operation - net of tax	-	(18)	-	14
NET INCOME	23,286	9,390	68,955	28,182
Net loss attributable to noncontrolling interest	-	-	-	(97)
Preferred stock dividends	(1,453)	-	(3,568)	-
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$21,833	$9,390	$65,387	$28,279

Basic income per common share	$0.34	$0.19	$1.11	$1.08
Diluted income per common share	$0.34	$0.19	$1.11	$1.08
Dividends declared per common share	$0.27	$0.27	$1.08	$1.06
Weighted average shares outstanding - basic	63,875	48,219	59,102	26,067
Weighted average shares outstanding - diluted	63,875	48,219	59,102	26,067

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	December 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Investment securities, available for sale, at fair value (including pledged securities of $853,223 and $954,656, respectively)	$912,443	$1,034,711
Investment securities, available for sale, at fair value held in securitization trusts	92,578	71,159
Residential mortgage loans held in securitization trusts (net)	163,237	187,229
Distressed residential mortgage loans held in securitization trusts (net)	254,721	60,459
Multi-family loans held in securitization trusts, at fair value	8,111,022	5,442,906
Derivative assets	197,590	246,129
Cash and cash equivalents	31,798	31,777
Receivables and other assets	135,286	86,031
Total Assets (1)	$9,898,675	$7,160,401

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$791,125	$889,134
Residential collateralized debt obligations	158,410	180,979
Multi-family collateralized debt obligations, at fair value	7,871,020	5,319,573
Securitized debt	304,964	117,591
Derivative liabilities	1,432	5,542
Payable for securities purchased	191,592	245,931
Accrued expenses and other liabilities (including $951 and $211 to related parties, respectively)	54,466	34,645
Subordinated debentures	45,000	45,000
Total liabilities (1)	9,418,009	6,838,395

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.01 par value, 7.75% Series B cumulative redeemable, $25 liquidation preference per share, 3,450,000 shares authorized, 3,000,000 and 0 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	72,397	-
Common stock, $0.01 par value, 400,000,000 shares authorized, 64,102,029 and 49,575,331 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	641	496
Additional paid-in capital	404,555	355,006
Accumulated other comprehensive income	3,073	18,088
Retained earnings (accumulated deficit)	-	(51,584)
Total stockholders' equity	480,666	322,006
Total Liabilities and Stockholders' Equity	$9,898,675	$7,160,401

(1) Our consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs") as the Company is the primary beneficiary of these VIEs. As of December 31, 2013 and December 31, 2012, assets of consolidated VIEs totaled $8,665,829 and $5,786,569, respectively, and the liabilities of consolidated VIEs totaled $8,365,345 and $5,636,650, respectively.